Exhibit 99.1

Pacific Biosciences of California, Inc. Announces First Quarter 2017 Financial Results

Product and Service Revenue Increases by 60% Over Same Period in Previous Year

Menlo Park, Calif. – April 26, 2017 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its first quarter ended March 31, 2017.

Product and service revenue for the first quarter of 2017 increased by 60% to $24.9 million, compared to $15.5 million for the first quarter of 2016. Revenue for the first quarter of 2017 was comprised of product, service and other revenue of $24.9 million, up 30% compared to $19.1 million for the first quarter of 2016. Revenue for the first quarter of 2016 included $3.6 million of contractual revenue, whereas the first quarter of 2017 included no contractual revenue.

Gross profit for the first quarter of 2017 was $8.9 million, resulting in a gross margin of 35.9%.  During the first quarter of 2017, the Company recorded a $1.3 million charge to cost of revenue relating to RS II instruments primarily due to a change in the estimated useful life of these instruments. Excluding this charge, adjusted gross margin for the first quarter of 2017 would have been 41.0%. Gross profit for the first quarter of 2016 was $9.5 million, resulting in a gross margin of 49.7%. This included $3.6 million of contractual revenue at 100% gross margin. Excluding this contractual revenue, adjusted gross margin for the first quarter of 2016 would have been 38.0%. Adjusted gross margin is not meant to be considered in isolation or as a substitute for gross margin. Adjusted gross margin is subject to limitations, and should be read only in conjunction with the Company’s condensed consolidated financial statements prepared in accordance with GAAP.

Operating expenses for the first quarter of 2017 totaled $32.2 million, compared to $28.1 million for the first quarter of 2016. Operating expenses for the first quarter of 2017 and 2016 included non-cash stock-based compensation of $4.5 million and $4.1 million, respectively.

Net loss for the first quarter of 2017 was $23.9 million, compared to $19.4 million for the first quarter of 2016.

Cash, cash equivalents and investments, excluding restricted cash, at March 31, 2017 totaled $56.1 million, compared to $72.0 million at December 31, 2016.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its first quarter 2017 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330,using an Audience Passcode of 6231-3559. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/ .

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and is the only DNA sequencing technology that provides the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.  More information is available at www.pacb.com

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development of products, future uses, quality or performance of, or benefits of using, products or technologies and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.comir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Quarter Ended March 31,
	2017	2016
Revenue:
Product revenue	$21,294	$12,379
Service and other revenue	3,621	3,152
Contractual revenue	—	3,596
Total revenue	24,915	19,127
Cost of Revenue:
Cost of product revenue	11,362	6,880
Cost of service and other revenue	4,616	2,743
Total cost of revenue	15,978	9,623
Gross profit	8,937	9,504
Operating Expense:
Research and development	16,971	16,361
Sales, general and administrative	15,265	11,708
Total operating expense	32,236	28,069
Operating loss	(23,299)	(18,565)
Interest expense	(838)	(779)
Other income (expense), net	270	(8)
Net loss	$(23,867)	$(19,352)
Basic and diluted net loss per share	$(0.26)	$(0.23)
Shares used in computing basic and diluted net loss per share	92,970	83,604

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	March 31,	December 31,
	2017	2016
Assets
Cash and investments	$56,050	$71,978
Accounts receivable	10,441	11,421
Inventory	15,348	15,634
Prepaid and other current assets	6,501	9,978
Property and equipment	42,449	14,560
Long-term restricted cash	4,500	4,500
Other long-term Assets	219	9,813
Total Assets	$135,508	$137,884

Liabilities and Stockholders' Equity
Accounts payable	$8,221	$8,359
Accrued expenses	17,246	16,604
Deferred service revenue	8,167	8,427
Deferred rent	14,148	19
Other liabilities	1,908	3,345
Financing derivative	208	356
Notes payable	16,425	16,106
Stockholders' equity	69,185	84,668
Total Liabilities and Stockholders' Equity	$135,508	$137,884